Exhibit-99.1

Vir Biotechnology Provides Corporate Update and Reports
Fourth Quarter and Full Year 2022 Financial Results

– Transformational year ahead with critical Phase 2 readouts expected for programs in hepatitis B, hepatitis D and influenza with the potential for significant patient impact –

– $1.5 billion of sotrovimab collaboration revenue recognized in 2022 –

– Strong balance sheet expected to fund Vir’s robust portfolio through major inflection points with the flexibility to evaluate external opportunities –

SAN FRANCISCO, FEBRUARY 23, 2023 – Vir Biotechnology, Inc. (Nasdaq: VIR) today provided a corporate update and reported financial results for the fourth quarter and full year ended December 31, 2022.

“2022 was a seminal year for Vir. We remained on the front lines of the COVID-19 pandemic with the delivery of sotrovimab to millions of patients around the world, initiated two critical Phase 2 trials in influenza and hepatitis D, reported important new data on hepatitis B, secured a multi-year government contract with the potential for up to $1 billion, and recognized $1.5 billion in revenue – all of which served to establish an exceptionally strong foundation on which we will continue to build in 2023,” said George Scangos, Ph.D., Chief Executive Officer of Vir Biotechnology.

Dr. Scangos added, “I am incredibly proud of all that the Vir team has accomplished in just a few short years and the key elements that are now in place to ensure the Company’s ongoing success – an exciting pipeline, near-term catalysts that have the potential to support important new therapies, a long-term strategic plan, significant cash and an exceptional incoming CEO. I look forward to continuing to support the Company through this important transition period and advancing our ambitious mission of delivering a world without infectious disease.”

Corporate Update

General – senior leadership changes

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In the first quarter of 2023, the Company announced:
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George Scangos, Ph.D., will retire from his position as Chief Executive Officer, effective April 3, 2023. The Company’s Board of Directors appointed industry veteran Marianne De Backer, MSc, Ph.D., MBA, currently Executive Vice President, Head of Pharmaceuticals Strategy, Business Development and Licensing/Open Innovation, and member of the Executive Committee for Bayer Pharmaceuticals, as his successor, effective April 3, 2023. She will also join Vir’s Board of Directors.

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The appointment of 20-year biotech veteran Sung Lee as Chief Financial Officer, following the resignation of Howard Horn who is departing to pursue the next chapter in his career.

Hepatitis B Virus (HBV) – data expected from multiple trials in 2023, building on 2022 progress

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In November, at the American Association for the Study of Liver Diseases (AASLD) The Liver Meeting®, the Company presented new data from multiple ongoing trials evaluating the potential for VIR-2218 and VIR-3434 to achieve a functional cure for chronic HBV, as well as health outcomes research. Highlights included:
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Initial Phase 2 end-of-treatment data demonstrated that 30.8% of participants receiving 48 weeks of VIR-2218 plus PEG-IFN-α achieved hepatitis B surface antigen (HBsAg) seroclearance and each of those participants also achieved seroconversion, suggesting an improvement in those participants’ immune function (anti-HBs levels >10mIU/mL). No safety signals have been reported to date. Additional data are expected in the first half of 2023.
o
Initial end-of-treatment results from Part A of the Phase 2 Monoclonal Antibody siRNA Combination against Hepatitis B (MARCH) trial demonstrated mean HBsAg reductions of ≥2.7 log10 IU/mL across all three cohorts. These data show that VIR-2218 and VIR-3434 are additive in reducing HBsAg. No safety signals have been reported to date. Additional data from Part A are expected in the first half of 2023. Initial data from Part B, evaluating VIR-2218 in combination with VIR-3434 for 24 and 48 weeks, and in triple combination with VIR-3434 and PEG-IFN-α for 24 and 48 weeks, are expected in the second half of 2023.
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Initiation of the Phase 2 PREVAIL platform trial and its THRIVE/STRIVE sub-protocols of VIR-3434 and/or VIR-2218 and/or PEG-IFN-α in viremic patients is expected in the first half of 2023. The THRIVE sub-protocol will evaluate inactive carriers defined as adults with chronic HBV that are hepatitis B e-antigen (HBeAg) negative with HBV DNA ≤2000 IU/mL and ALT ≤ ULN. The STRIVE sub-protocol will evaluate immune active, treatment-naïve patients defined as adults with chronic HBV who have not received prior nucleotide/nucleoside reverse transcriptase inhibitors or PEG-IFN-α therapy and are HBeAg positive or negative with HBV DNA >2000 IU/mL, ALT > ULN and ≤ 5× ULN. Initial data are expected in the first half of 2024.
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In February, initial data from the Phase 2 trial led by Brii Biosciences evaluating VIR-2218 in combination with BRII-179, an investigational T cell vaccine, for the potential treatment of chronic HBV infection were presented at the Asian Pacific Association for the Study of the Liver (APASL). Although the combination of VIR-2218 and BRII-179 had greater anti-HBs responses and improved HBsAg-specific T cell responses, comparable HBsAg reduction were observed in all cohorts at the end of treatment (-1.7-1.8 log10 IU/mL). The combination of VIR-2218 and BRII-179 was generally well tolerated.

Hepatitis D Virus (HDV) – initial data from novel combination strategy expected in 2023

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Initial data from the Phase 2 SOLSTICE trial evaluating VIR-2218 and VIR-3434 as monotherapy and in combination for the treatment of people living with chronic HDV, the most aggressive form of viral hepatitis, are expected in the second half of 2023.

Influenza – initial data from groundbreaking prophylaxis trial expected in mid-2023

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In December, the Company reported the rapid recruitment and achievement of its target enrollment of approximately 3,000 participants in the groundbreaking Phase 2 Prevention of Illness Due to Influenza A (PENINSULA) trial evaluating VIR-2482. This is the first Phase 2 outpatient trial to evaluate the role of a monoclonal antibody in the prevention of influenza A illness. The primary efficacy endpoint is the proportion of trial participants with protocol-defined influenza illness, requiring one systemic symptom and one respiratory symptom, with confirmed influenza A infection compared to placebo. Other endpoints will evaluate the effect of VIR-2482 on the severity and duration of illness in trial participants with confirmed influenza A compared to placebo. Initial data are expected in mid-2023. The PENINSULA trial is being supported in part with federal funds from the Department of Health and Human Services (HHS); Administration for Strategic Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA), under Other Transaction Number: 75A50122C00081.
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Initial data from the Phase 1b prophylaxis trial evaluating the safety of VIR-2482 in adults aged 65 and older receiving a flu vaccine are expected in mid-2023.

COVID-19 – ongoing efforts to address the global pandemic

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In the fourth quarter, approximately 63,000 sotrovimab doses were delivered to countries outside of the US. In 2022, a total of approximately 1.5 million doses were delivered worldwide.
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Sotrovimab has obtained emergency authorization, temporary authorization or marketing approval (under the brand name Xevudy®️) for early treatment of COVID-19, supplying more than 40 countries. Sotrovimab is not authorized in the US.
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In February, the UK’s National Institute for Health and Care Excellence (NICE) provided positive final draft guidance recommending the use of sotrovimab in adults who do not need supplemental oxygen for COVID-19 and who have an increased risk for progression to severe COVID-19 where nirmatrelvir/ritonavir (Paxlovid) is contraindicated or unsuitable.
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In February, Vir and GSK amended their existing agreement to reflect that:
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Vir will continue to discover, develop and advance next-generation solutions for COVID-19 and other potential coronavirus outbreaks, independently or with other partners.
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The companies will continue working together to ensure ongoing access to sotrovimab for patients around the world, where authorized, and to develop new therapies for influenza and other respiratory diseases.

Human Immunodeficiency Virus (HIV) –advancing novel solutions for this intractable public health challenge

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Safety and immunology data from the highest dose cohort 3 of the proof-of-concept Phase 1 trial of VIR-1111, an investigational HIV T cell vaccine based on human cytomegalovirus (HCMV), are anticipated in the first half of 2023. This trial is being funded in part by the Bill & Melinda Gates Foundation.
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Initiation of a Phase 1 trial of VIR-1388, a novel vector that has the potential to have enhanced immunogenicity, is expected in the second half of 2023. This trial is being funded in part by the Bill & Melinda Gates Foundation and the National Institutes of Health’s Division of AIDS through the HIV Vaccine Trials Network.

Fourth Quarter and Full Year 2022 Financial Results

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Revenues: Total revenues for the quarter ended December 31, 2022, were $49.4 million compared to $812.7 million for the same period in 2021. Total revenues for the year ended December 31, 2022, were $1.6 billion compared to $1.1 billion for the same period in 2021.
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The profit-sharing amount under the collaboration with GSK for the quarter ended December 31, 2022, was $11.8 million, which reflects delivery of approximately

63,000 sotrovimab doses, all to countries outside the US, compared to approximately 582,000 doses to the US and other countries in the prior year period. There was also a $9.8 million net reversal of the non-cash charge recognized in the second quarter of 2022 for potential write-offs related to excess sotrovimab supply and manufacturing capacity against uncertain future pandemic demand. As a result, collaboration revenue for the quarter ended December 31, 2022, was $21.6 million compared to $809.5 million for the same period in 2021. Collaboration revenue for the year ended December 31, 2022, was $1.5 billion compared to $917.2 million for the same period in 2021. Collaboration revenue is calculated by applying the Company’s contractual share of 72.5% to the revenue reported in the period by GSK, $119.9 million for the fourth quarter, net of cost of goods sold and allowable expenses from both GSK and the Company (e.g., manufacturing, distribution, medical affairs, selling and marketing expenses), and adding back the Company’s expenses that appear elsewhere in the consolidated statement of operations (e.g., cost of revenue).
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Contract revenue for the quarter ended December 31, 2022, was $0.2 million compared to $0.3 million for the same period in 2021. Contract revenue for the year ended December 31, 2022, was $52.7 million compared to $169.9 million for the same period in 2021. The decrease for the quarter was immaterial compared to the same period in 2021. The decrease for the full year was primarily due to $168.3 million related to the license granted to GSK upon execution of the Company’s 2021 collaboration agreement with GSK, partially offset by $39.8 million recognized in 2022 related to GSK’s selection of respiratory syncytial virus (RSV) under the Company’s 2021 agreement with GSK.
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Grant revenue for the quarter ended December 31, 2022, was $27.6 million compared to $3.0 million for the same period in 2021. Grant revenue for the year ended December 31, 2022, was $35.3 million compared to $8.3 million for the same period in 2021. The increases for the quarter and full year were primarily due to $26.4 million of grant revenue recognized in connection with the agreement with BARDA in the fourth quarter of 2022 as well as the timing of research activities under the grant agreements with the Bill & Melinda Gates Foundation.
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License revenue from a related party for the year ended December 31, 2022, was $22.3 million. There was no comparable amount for the same period in 2021. The increase for the full year was related to Brii Biosciences’ exercise of its option to obtain exclusive rights to develop and commercialize compounds and products arising from VIR-3434 in China, Taiwan, Hong Kong and Macau.

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Cost of Revenue: Cost of revenue for the quarter ended December 31, 2022, was $6.0 million, compared to $56.9 million for the same period in 2021. Cost of revenue for the year ended December 31, 2022, was $146.3 million compared to $65.9 million for the same period in 2021. The decrease for the quarter and the increase for the full year were due to third-party royalties owed based on the sales of sotrovimab.

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Research and Development Expenses: Research and development expenses for the quarter ended December 31, 2022, were $155.2 million, which included $13.4 million of non-cash stock-based compensation expense, compared to $128.3 million for the same period in 2021, which included $12.1 million of non-cash stock-based compensation expense. Research and development expenses for the year ended December 31, 2022, were $474.6 million, which included $53.2 million of non-cash stock-based compensation expense, compared to $448.0 million for the same period in 2021, which included $42.6 million of non-cash stock-based compensation expense. The increases for the quarter and the full year were primarily due to higher personnel-related expenses resulting from higher headcount, an increase in clinical costs primarily attributable to activities related to VIR-2482, VIR-3434 and VIR-2218, an increase in manufacturing activities for the Company’s product candidates, and an increase in the allocation of facilities and other costs, partially offset by a decrease in sotrovimab clinical costs compared to the same period in 2021, and the change in fair value of the contingent consideration from the acquisition of Humabs Biomed SA.

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Selling, General and Administrative Expenses: Selling, general and administrative expenses for the quarter ended December 31, 2022, were $38.7 million, which included $11.5 million of non-cash stock-based compensation expense, compared to $55.8 million for the same period in 2021, which included $12.3 million of non-cash stock-based compensation expense. Selling, general and administrative expenses for the year ended December 31, 2022, were $161.8 million, which included $48.9 million of non-cash stock-based compensation expense, compared to $160.8 million for the same period in 2021, which included $41.2 million of non-cash stock-based compensation expense. The decrease for the quarter was primarily due to higher fair value of the Company’s contingent consideration related to selling and marketing activities in the same period in 2021. The increase for the full year was primarily due to higher personnel-related expenses attributable to additional headcount, external consulting services, business tax expenses related to increased profit-sharing amount, and allocated facilities costs due to higher lease expenses, partially offset by higher fair value of the Company’s contingent consideration related to selling and marketing activities in the same period in 2021.

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Other Income (Expense): Other expense for the quarter ended December 31, 2022, was $1.1 million, compared to other expense of $25.9 million for the same period in 2021. Other expense for the year ended December 31, 2022, was $78.8 million compared to other income of $129.1 million for the same period in 2021. The decreases for the quarter and for the full year were primarily due to unrealized loss recognized in connection with the change in fair value of the Company's equity investment in Brii Biosciences, partially offset by higher interest income due to higher interest rates.

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Benefit from (Provision for) Income Taxes: Benefit from income taxes for the quarter ended December 31, 2022, was $50.0 million, compared to ($20.6 million) provision for income taxes for the same period in 2021. Provision for income taxes for the year ended December 31, 2022, was ($238.4 million) compared to ($21.2 million) for the same period in 2021. The increase in benefit from income taxes for the quarter was primarily due to the Company’s pre-tax book loss and the decrease in the estimated 2022 annual effective tax rate. The increase in provision for income taxes for the year was primarily due to the Company’s estimated taxable income for 2022 attributable to collaboration revenue recognized under the 2020 GSK agreement and the increase in the valuation allowance associated with the deferred tax assets arising from (i) the requirement under the Tax Cuts and Jobs Act of 2017 for taxpayers to capitalize and amortize research and development expenditures over five or 15 years pursuant to Section 174 of the Internal Revenue Code of 1986, as amended, and (ii) the revenue constraint on collaboration revenue under the GSK agreement.

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Net Income (Loss): Net loss for the quarter ended December 31, 2022, was ($101.6 million), or ($0.76) per share, basic and diluted, compared to a net income of $525.3 million, or $4.01 per share, basic and $3.92 per share, diluted for the same period in 2021.

Net income for the year ended December 31, 2022, was $515.8 million, or $3.89 per share, basic and $3.83 per share, diluted, compared to $528.6 million, or $4.07 per share, basic and $3.96 per share, diluted, for the same period in 2021. The decrease for the quarter and for the full year were primarily due to collaboration revenue recognized under the 2020 GSK agreement.

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Cash, Cash Equivalents, Investments and Profit-Share Payments: As of December 31, 2022, excluding restricted cash, the Company had approximately $2.4 billion in cash, cash equivalents, investments and profit-share payments to be received from GSK.

About Sotrovimab
Sotrovimab is an investigational SARS-CoV-2 neutralizing monoclonal antibody. The antibody binds to an epitope on SARS-CoV-2 shared with SARS-CoV-1 (the virus that causes SARS), indicating that the epitope is conserved. Sotrovimab, which incorporates Xencor, Inc.’s Xtend™️ technology, has also been designed to achieve high concentration in the lungs to ensure optimal penetration into airway tissues affected by SARS-CoV-2 and to have an extended half-life. Sotrovimab is currently not authorized in the US.

About VIR-2218

VIR-2218 is an investigational subcutaneously administered HBV-targeting siRNA that has the potential to stimulate an effective immune response and have direct antiviral activity against HBV and HDV. It is the first siRNA in the clinic to include Enhanced Stabilization Chemistry Plus (ESC+) technology to enhance stability and minimize off-target activity, which potentially can result in an increased therapeutic index. VIR-2218 is the first asset in the Company’s collaboration with Alnylam Pharmaceuticals, Inc. to enter clinical trials.

About VIR-3434

VIR-3434 is an investigational subcutaneously administered antibody designed to block entry of HBV and HDV viruses into hepatocytes and to reduce the level of virions and subviral particles in the blood. VIR-3434, which incorporates Xencor’s Xtend™ and other Fc technologies, has been engineered to potentially function as a T cell vaccine against HBV and HDV in infected patients, as well as to have an extended half-life.

About VIR-2482

VIR-2482 is an investigational intramuscularly administered influenza A-neutralizing monoclonal antibody. In vitro, it has been shown to cover all major strains of influenza A that have arisen since the 1918 Spanish flu pandemic. VIR-2482 is designed as a prophylactic for influenza A. It has the potential to address the limitations of current flu vaccines and lead to meaningfully higher levels of protection due to its broad strain coverage and because it does not rely on an individual to create their own protective antibody response. VIR-2482, which incorporates Xencor’s Xtend™ technology, also has been half-life engineered so that a single dose has the potential to last the entire flu season. Under the collaboration agreement signed with GSK in 2021, GSK has an exclusive option to lead post-Phase 2 development and commercialization of VIR-2482.

The development of VIR-2482 has been supported in part with federal funds from the Department of Health and Human Services (HHS); Administration for Strategic Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA), under Other Transaction Number: 75A50122C00081.

About VIR-1111

VIR-1111 is an investigational subcutaneously administered HIV T cell vaccine based on HCMV that has been designed to elicit abundant T cells that recognize HIV epitopes in a way that differs from prior HIV vaccines.

About VIR-1388

VIR-1388 is a preclinical subcutaneously administered HIV T cell vaccine based on HCMV that has been designed to elicit abundant T cells that recognize HIV epitopes in a way that differs from prior HIV vaccines.

Vir’s Commitment to COVID-19

Vir was founded with the mission of addressing the world’s most serious infectious diseases. In 2020, Vir responded rapidly to the COVID-19 pandemic by leveraging our unique scientific insights and industry-leading antibody platform to explore multiple monoclonal antibodies as potential therapeutic or preventive options for COVID-19. Sotrovimab is the first SARS-CoV-2-targeting antibody Vir advanced into the clinic. It was carefully selected for its demonstrated promise in preclinical research, including an anticipated high barrier to resistance and potential ability to both block the virus from entering healthy cells and clear infected cells. Vir is continuing to pursue novel therapeutic and prophylactic solutions to combat SARS-CoV-2 and future coronavirus pandemics, both independently and in collaboration with its partners.

About Vir Biotechnology

Vir Biotechnology is a commercial-stage immunology company focused on combining immunologic insights with cutting-edge technologies to treat and prevent serious infectious diseases. Vir has assembled four technology platforms that are designed to stimulate and enhance the immune system by exploiting critical observations of natural immune processes. Its current development pipeline consists of product candidates targeting COVID-19, hepatitis B and D viruses, influenza A and human immunodeficiency virus. Vir routinely posts information that may be important to investors on its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Vir’s expectations and assumptions as of the date of this press release. Forward-looking statements contained in this press release include, but are not limited to, statements regarding Vir’s strategy and plans; Vir’s capital allocation; Vir’s future financial and operating results and its expectations related thereto; potential of, and expectations for, Vir’s pipeline; Vir’s clinical development programs, clinical trials, including the enrollment of Vir’s clinical trials, and data readouts and presentations; testing the ability of sotrovimab to maintain activity against new variants and subvariants of COVID-19; Vir’s plans for sotrovimab and its COVID-19 portfolio; clinical data from Vir’s ongoing trials of VIR-2218 and VIR-3434; the ability of VIR-2218 and VIR-3434 (as monotherapies or combination therapies) to treat and/or prevent chronic HBV infection or treat HDV infection; the potential benefits of VIR-2482 to protect against seasonal and pandemic influenza; Vir’s collaboration with BARDA; and Vir’s plans for its HBV, HDV, influenza and HIV portfolios. Many important factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data or results observed during clinical trials or in data readouts; the timing and outcome of Vir’s planned interactions with regulatory authorities; difficulties in obtaining regulatory approval; uncertainty as to whether the anticipated benefits of Vir’s collaborations with other companies can be achieved;

difficulties in collaborating with other companies; challenges in accessing manufacturing capacity; clinical site activation rates or clinical trial enrollment rates that are lower than expected; successful development and/or commercialization of alternative product candidates by Vir’s competitors; changes in expected or existing competition; delays in or disruptions to Vir’s business or clinical trials due to the COVID-19 pandemic, geopolitical changes or other external factors; and unexpected litigation or other disputes. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later-stage or larger-scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements, or the scientific data presented. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir’s filings with the US Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contact:

Carly Scaduto

Senior Director, Media Relations

cscaduto@vir.bio

+1-314-368-5189

Vir Biotechnology, Inc.

Condensed Consolidated Statements of Operations

(unaudited; in thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Revenues:
Collaboration revenue	$21,609	$809,463	$1,505,469	$917,194
Contract revenue	180	293	52,714	169,874
License revenue from a related party	—	—	22,289	—
Grant Revenue	27,621	2,991	35,325	8,347
Total revenues	49,410	812,747	1,615,797	1,095,415
Operating expenses:
Cost of revenue	5,996	56,877	146,319	65,865
Research and development	155,173	128,341	474,648	448,006
Selling, general and administrative	38,743	55,777	161,762	160,793
Total operating expenses	199,912	240,995	782,729	674,664
Income (loss) from operations	(150,502)	571,752	833,068	420,751
Other income (expense):
Change in fair value of equity investments	8,879	(26,023)	(111,140)	138,049
Interest income	16,172	167	28,092	439
Other income (expense), net	(26,187)	(7)	4,260	(9,437)
Total other income (expense)	(1,136)	(25,863)	(78,788)	129,051
Income (loss) before benefit from (provision for) income taxes	(151,638)	545,889	754,280	549,802
Benefit from (provision for) income taxes	50,035	(20,635)	(238,443)	(21,218)
Net income (loss)	$(101,603)	$525,254	$515,837	$528,584
Net income (loss) per share, basic	$(0.76)	$4.01	$3.89	$4.07
Net income (loss) per share, diluted	$(0.76)	$3.92	$3.83	$3.96
Weighted-average shares outstanding, basic	133,154,960	130,965,484	132,606,767	129,884,967
Weighted-average shares outstanding, diluted	133,154,960	133,879,500	134,810,908	133,437,126

Vir Biotechnology, Inc.

Condensed Consolidated Balance Sheets

(unaudited; in thousands, except share and per share data)

	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$848,631	$347,815
Short-term investments	1,521,517	217,182
Restricted cash and cash equivalents, current	12,681	8,594
Receivable from collaboration	—	773,079
Equity investments	31,892	143,148
Prepaid expenses and other current assets	104,356	73,003
Total current assets	2,519,077	1,562,821
Intangible assets, net	32,755	33,287
Goodwill	16,937	16,937
Property and equipment, net	105,609	42,834
Operating right-of-use assets	82,557	87,220
Restricted cash and cash equivalents, noncurrent	6,656	7,006
Long-term investments	23,927	201,388
Other assets	14,570	2,775
TOTAL ASSETS	$2,802,088	$1,954,268
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,422	$6,521
Accrued and other liabilities	489,090	236,512
Deferred revenue, current portion	15,517	98,209
Total current liabilities	511,029	341,242
Deferred revenue, noncurrent	53,207	3,815
Operating lease liabilities, noncurrent	123,837	133,561
Contingent consideration, noncurrent	24,937	22,822
Deferred tax liability	3,253	18,439
Other long-term liabilities	7,862	2,540
TOTAL LIABILITIES	724,125	522,419
Commitments and contingencies
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of December 31, 2022 and 2021, respectively; no shares issued and outstanding as of December 31, 2022 and 2021	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of December 31, 2022 and 2021, respectively; 133,236,687 and 131,161,404 shares issued and outstanding as of December 31, 2022 and 2021, respectively	13	13
Additional paid-in capital	1,709,835	1,571,535
Accumulated other comprehensive loss	(9,122)	(1,099)
Retained earnings (Accumulated deficit)	377,237	(138,600)
TOTAL STOCKHOLDERS’ EQUITY	2,077,963	1,431,849
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,802,088	$1,954,268